As filed with the Securities and Exchange Commission on January 14, 2002
Registration No. 333-76696

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NOVAVAX, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2816046
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)
508 Lapp Road
Malvern, PA 19355
(484) 913-1200
(Address, including zip code, and telephone number, of registrant’s principal executive offices)
Rahul Singhvi
President and Chief Executive Officer
Novavax, Inc.
508 Lapp Road
Malvern, PA 19355
(484) 913-1200
(Name, address, including zip code, and telephone number, of agent for service of process)
With a copy to:
David A. White, Esq.
White White & Van Etten LLP
55 Cambridge Parkway
Cambridge, Massachusetts 02142
(617) 225-6900
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES
     On January 14, 2002, Novavax, Inc., a Delaware corporation (the “Registrant”), filed a Registration Statement on Form S-3, File No. 333-76696 (the “Registration Statement”) registering the offering for resale from time to time of up to an aggregate 940,444 shares (the “Shares”) of its common stock, par value $.01 per share, by certain selling shareholders identified in the prospectus constituting part of the Registration Statement.
     In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all Shares remaining unsold under the Registration Statement as of the date hereof (the “Unsold Shares”). The Registrant is deregistering the Unsold Shares because its contractual obligation to maintain the effectiveness of the Registration Statement with respect to the Shares pursuant to certain agreements with the selling shareholders has terminated and/or expired.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania on January 17, 2006.

NOVAVAX, INC.
By:	/s/ Rahul Singhvi
Rahul Singhvi, President and
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rahul Singhvi and Dennis W. Genge and each or any one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection wherewith, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Rahul Singhvi Rahul Singhvi	President, Chief Executive Officer and Director	January 17, 2006

/s/ Dennis W. Genge Dennis W. Genge	Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 17, 2006

NAME	TITLE	DATE

/s/ Gary C. Evans Gary C. Evans	Chairman of the Board	January 11, 2006

/s/ Mitchell J. Kelly Mitchell J. Kelly	Director	January 17, 2006

/s/ J. Michael Lazarus J. Michael Lazarus, M.D.	Director	January 17, 2006

/s/ John O. Marsh, Jr. John O. Marsh, Jr.	Director	January 17, 2006

/s/ Michael A. McManus Michael A. McManus	Director	January 17, 2006

/s/ Denis M. O’Donnell Denis M. O’Donnell, M.D.	Director	January 17, 2006